SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C. 20549

                                                   SCHEDULE 13G

                                     Under the Securities Exchange Act of 1934

                                                  PRT Group, Inc.
                 --------------------------------------------------------------

                                                 (Name of Issuer)

                                           Common Stock, $.001 Par Value
                 --------------------------------------------------------------

                                          (Title of Class of Securities)

                                                     693579104
                 --------------------------------------------------------------

                                                  (CUSIP NUMBER)

                                            Rho Management Partners, LP
                                                124 Dune Road
                                             Quogue, New York 11959
                                             Tel. No.: (516) 653-9086
                 --------------------------------------------------------------

                       (Name, Address and Telephone Number of Person
                     Authorized to Receive Notices and Communications)

                                   - with copies to -

                                   Stephen Rosenberg, Esq.
                      Newman Tannenbaum Helpern Syracuse & Hirschtritt, LLP
                                    900 Third Avenue - 13th Floor
                                  New York, New York 10022
                                    (212) 508-6700

                                      May 21, 1998
                 --------------------------------------------------------------

                                           (Date of event which requires
                                             filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1-(b)
                  [x]  Rule 13d-1-(c)
                  [ ]  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                               Page 1 of 7 Pages

CUSIP No. 693579104
PRT Group, Inc.

 1.  Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
     Persons

     Rho Management Partners, LP and Joshua Ruch

 2.  Check the Appropriate Box if a Member of a Group (See Instructions)

     a.


     b.


  3.  SEC Use Only


  4.  Citizenship or Place of Organization:

      Rho Management Partners, LP was formed in the State of Delaware and Joshua Ruch is a citizen of The Republic of South Africa


      Number of Shares          5.  Sole Voting Power  977,570
      Beneficially
      Owned by                  6.  Shared Voting Power
      Each
      Reporting                 7.  Sole Dispositive Power 977,570
      Person
      With                      8.  Shared Dispositive Power

  9.  Aggregate Amount Beneficially Owned by Each Reporting Person 977,570

 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


 11.  Percent of Class Represented by Amount in Row 9   5.37%

 12.  Type of Reporting Person (See Instructions)

      Rho Management Partners, LP is a PN and Joshua Ruch is an IN



                                               Page 2 of 7 Pages

CUSIP No. 693579104
PRT Group, Inc.

Item 1(a)         Name of Issuer:

         PRT Group, Inc.

Item 1(b)         Address of Issuer:

         PRT Group, Inc.
         342 Madison Avenue
         New York, New York 10173

Item 2(a)         Name of Person Filing:

         Rho Management Partners, LP
         Joshua Ruch

Item 2(b)         Address of Principal Business Office or, if none, Residence:

         The principal business address of Rho Management Partners, LP is 124 Dune Road
          Quogue, New York 11959

         The principal business address of Joshua Ruch is
         c/o Rho Management Company, Inc.
         767 Fifth Avenue
         43rd Floor
         New York, New York  10153


Item 2(c)         Citizenship:

         Rho Management Partners, LP is a Delaware Limited Partnership Mr. Ruch is a citizen of the Republic of South Africa

Item 2(d)         Title of Class of Securities:

         Common Stock, $.001 par value

Item 2(e)         CUSIP Number:

         693579104

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:

                                               Page 3 of 7 Pages

CUSIP No. 693579104
PRT Group, Inc.

     a.  |_|  Broker or dealer registered under Section 15 of the Act,
     b.  |_|  Bank as defined in Section 3(a)(6) of the Act,
     c.  |_|  Insurance Company as defined in Section 3(a)(19) of the Act,
     d.  |_|  Investment Company registered under Section 8 of the Investment
              Company Act,
     e.  |_|  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
     f.  |_|  Employee Benefit Plan, or Endowment Fund in accordance with Rule
              13d-1(b)(1)(ii)(F),
     g.  |_|  Parent Holding Company or Control Person, in accordance with
              Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
     h.       |_| A savings associations as defined in Section 3(b)
              of the  Federal  Deposit  Insurance  Act  (12  U.S.C.
              1813);
     i.       |_|  A  church  plan  that  is   excluded   from  the
              definition  of an  investment  company  under section
              3(c)(14) of the Investment Company Act of 1940;
     j   [x]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to ss. 240.13d-1(c), check this box    [X]


Item 4            Ownership:

                  (a)    Amount Beneficially Owned:

                         As of May 21, 1998, 977,570 Shares were beneficially owned by the filing persons.

                  (b)    Percent of Class:   5.37%

                  (c)    Number of shares as to which such persons have:

                         (i)    sole power to vote or to direct the vote:

                                977,570 shares

                         (ii) shared power to vote or direct the vote:

                                0

                         (iii)   sole   power  to   dispose  or  to  direct  the
disposition of:

                                977,570 shares


                                               Page 4 of 7 Pages

CUSIP No. 693579104
PRT Group, Inc.



                      (iv) shared power to dispose or direct the disposition of:

                           0


Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable


Item 8    Identification and Classification of Members of the Group:

          Rho Management Partners, LP, is a Delaware Limited Partnership Joshua Ruch is an individual whose citizenship is the Republic of South Africa.

Item 9    Notice of Dissolution of Group:

          Not applicable

Item 10   Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                               Page 5 of 7 Pages

CUSIP No. 693579104
PRT Group, Inc.



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 1, 1998
-------------------------------------------------------------------------------
Date

/s/ Joshua Ruch
--------------------------------------------------------------------------------
Signature


Joshua Ruch
-------------------------------------------------------------------------------
Name/Title





                                               Page 6 of 7 Pages

CUSIP No. 639579104
PRT Group, Inc.



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 1, 1998
-------------------------------------------------------------------------------
Date


Rho Management Partners, LP
By:  Atlas Capital Corp, General Partner

      /s/ Joshua Ruch
------------------------------------------------------------------------------
  Joshua Ruch, President



Joshua Ruch, President
-------------------------------------------------------------------------------
Name/Title





                                               Page 7 of 7 Pages